EXHIBIT 10.2

EXECUTIVE BONUS LIFE AGREEMENT

          THIS Agreement made this    day of    , 2004, by and between SONOCO PRODUCTS COMPANY, a corporation duly organized and existing under the laws of the State of South Carolina (hereinafter referred to as “Sonoco”) and «Name» (hereinafter referred to as “Employee”).

WITNESSETH:

          WHEREAS, the Employee is employed by Sonoco; and

          WHEREAS, Sonoco and Employee have previously entered into a so-called split dollar agreement effective after December 31, 1995, (“Split Dollar Agreement”) that included arrangements under an executive life insurance policy with certain commitments that would provide some level of future financial security to the Employee and his family; and

          WHEREAS, the Split Dollar Agreement and related life insurance policy, due to various legislative and regulatory requirements subsequently enacted and adopted, can no longer meet the commitments made by Sonoco to the Employee; and

          WHEREAS, Sonoco desires to provide an effective alternative to the Employee in lieu of the Split Dollar Agreement that will fulfill the commitment previously made to Employee;

          NOW, THEREFORE, in consideration of the mutual covenants stated herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Pursuant to the terms of the Split Dollar Agreement, Sonoco will terminate the Split Dollar Agreement between itself and the Employee (or the third party to whom the Employee assigned his or her rights under the Split Dollar Agreement) not later than 120 days following the effective date of this Agreement.

     2. Upon termination of the Split Dollar Agreement, Employee (or the third party) may surrender to Sonoco all of his or her (its) rights in the policy.

     3. Employee (or the third party) may alternatively pay to Sonoco an amount equal to the greater of the policy’s cash surrender value or Sonoco’s Premium Advance (as that term is defined in the Split Dollar Agreement), in which event the Employee (or third party) shall thereafter own all rights in the policy and the rights of Sonoco under the Collateral Assignment (as that term is defined in the Split Dollar Agreement) shall terminate. This amount must be paid within sixty (60) days of the termination of the Split Dollar Agreement, but not later than December 31, 2004.

     4. Sonoco shall, with Employee’s assistance, facilitate the purchase of an executive life insurance Policy (the “Policy”) on the life of the Employee; the death benefit under the Policy shall initially equal $«Amount».

     5. Employee shall be the owner of the Policy and, subject to paragraph 9 below, shall have all rights of ownership with respect to the Policy, including but not limited to naming the beneficiary, transferring ownership to another, etc., and may exercise those rights without consent of any other party.

     6. Throughout the term of this Agreement, Sonoco will pay to the insurer such amounts as required to keep the policy in force and may, from time to time at its sole option, pay additional amounts to the carrier to accomplish the objectives of the arrangement.

     7. If Employee’s employment with Sonoco ends before the Employee’s attaining age 60, or before the Employee’s attaining age 55 with at least fifteen (15) years of service with Sonoco, then this Agreement shall end and Sonoco will have no further obligations with respect to the Policy.

     8. If Employee’s employment with Sonoco has not ended before the Employee’s attaining age 60, or before the Employee’s attaining age 55 with at least fifteen (15) years of service with Sonoco, then this Agreement will terminate at the later of the Employee’s sixty-fifth birthday or [ten (10)/ twenty (20)] years from the effective date of this Agreement. At such time, Sonoco shall (with the assistance of the insurance carrier that issued the Policy) determine the amount of cash value (“Target Cash Value”) required in the Policy to keep it in force to age 100 using the insurance carrier’s current mortality and policy earnings assumptions, and Sonoco shall pay to the Employee the excess, if any, of the Target Cash Value over the actual policy cash value as of the termination of the Agreement.

     9. If, without Sonoco’s written consent, the Employee (or other owner of the Policy) requests a loan against the Policy, the Agreement shall terminate and Sonoco shall have no further obligations to the Employee.

     10. Sonoco will report the amounts paid under this Agreement as taxable wages to the appropriate government agencies on a timely basis. To offset the increase in income tax and other payroll taxes caused by Sonoco’s payment of such amounts, Sonoco will also provide the Employee with a “tax gross-up,” which will be reflected on Employee’s Form W2. The amount of the tax gross-up will be determined solely by Sonoco.

     11. The Employee agrees that this Agreement shall constitute full satisfaction of all of Sonoco’s obligations under the Split Dollar Agreement upon the termination of the Split Dollar Agreement as provided herein.

     12. The insurer shall not be deemed to be a party to this Agreement.

     13. This Agreement shall be subject to and shall be construed under the laws of the State of South Carolina.

     14. This Agreement shall not be modified or amended except by written agreement signed by Sonoco and the Employee.

     15. Sonoco reserves the right to modify or terminate this Agreement at any time after December 31, 2005 at its discretion.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day, month and year first written above.

     Sonoco Products Company

by:	Company Representative	Witness

by:	«Name»	Witness

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